AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2003
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]
         Check the appropriate box:
         [ ]   Preliminary Proxy Statement
         [ ]   Confidential, For Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
         [X]   Definitive Proxy Statement
         [ ]   Definitive Additional Materials
         [ ]   Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)   Title of each class of securities to which transaction applies:
       (2)   Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)   Proposed maximum aggregate value of transaction:
       (5)   Total fee paid:
[ ]    Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)   Amount Previously Paid:
       (2)   Form, Schedule or Registration Statement No.:
       (3)   Filing Party:
       (4)   Date Filed:

================================================================================

                               PROXY STATEMENT OF
                           THE HERCULES SHAREHOLDERS'
                          COMMITTEE FOR NEW MANAGEMENT

                              -------------------

                       2003 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              HERCULES INCORPORATED

      We are the Hercules Shareholders' Committee for NEW Management (the "Committee"). The Committee consists of (i) International Specialty Products Inc., a Delaware corporation ("ISP") and the second largest shareholder of Hercules Incorporated, a Delaware corporation ("Hercules" or the "Company"),
(ii) Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond S. Troubh, four members of the Company's Board of Directors who were elected at the Hercules' 2001 Annual Meeting of Shareholders (collectively, the "minority directors") and
(iii) Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr., the Committee's nominees to the Board of Directors.

      This solicitation is being conducted by the Committee and is being funded by ISP. This proxy statement and the enclosed WHITE proxy card are being furnished by the Committee to holders of shares of common stock of Hercules, $25/48 stated value per share (the "Shares" or the "Common Stock"), in connection with the solicitation of proxies to elect four nominees to the Board of Directors of Hercules (the "Board of Directors") at Hercules' 2003 Annual Meeting of Shareholders, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "2003 Annual Meeting").

      Hercules has not yet announced the date of the 2003 Annual Meeting but has set a record date of June 6, 2003 for determining those shareholders of the Company entitled to vote at the 2003 Annual Meeting (the "Record Date"). The definitive proxy statement to be filed by Hercules (the "Management Proxy Statement") with the Securities and Exchange Commission will include the time, date and place of the 2003 Annual Meeting and such information will also be provided supplementally to Hercules' shareholders by the Committee.

      According to the Company's 2002 Definitive Proxy Statement, there are four members of the Board of Directors in the class of directors whose term expires at the 2003 Annual Meeting and who therefore will be standing for election for three-year terms expiring at the 2006 Annual Meeting of Shareholders (the "2006 Annual Meeting"). In opposition to the solicitation of proxies by the Board of Directors, the Committee is proposing and soliciting proxies in support of a slate of four nominees for the Board of Directors to stand for election to the Board of Directors. We are soliciting your proxy to vote at the 2003 Annual Meeting for the election of our nominees, Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr. (collectively, the "Nominees") as directors of Hercules in the class with a three-year term continuing until the 2006 Annual Meeting and until their successors are duly elected and qualified.

      THIS SOLICITATION IS BEING MADE BY THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT AND NOT BY OR ON BEHALF OF THE BOARD OF DIRECTORS OF HERCULES.

      As discussed in more detail under the heading "QUORUM AND VOTING" in this proxy statement, shareholders who vote on the WHITE proxy card furnished by the Committee will be able to vote for the election of the four Nominees. The Nominees, if elected, together with the minority directors who were nominated by ISP in 2001 and became directors of the Company following the 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting"), will constitute a majority of the members of the Board of Directors and, since the Company's by-laws provide that action by the Board of Directors requires a majority vote of the directors present at a meeting at which a quorum is present, the four Nominees, together with the minority directors, would be able to cause any action to be taken or not taken by the Board of Directors.

      ISP may be deemed (solely for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to beneficially own (as defined in Rule 13d-3 of the Exchange Act) 9,893,700 Shares of Common Stock, representing approximately 9.1% of the outstanding Shares. Samuel J. Heyman, the Chairman of the Board of ISP and a director of the Company, may be deemed (solely for purposes of Rule 13d-3 of the Exchange Act) to beneficially own (as defined in Rule 13d-3 of the Exchange Act) 100% of the outstanding shares of common stock of ISP.

      This proxy statement and the enclosed WHITE proxy card are first being furnished to shareholders on or about June 2, 2003.

      WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

      YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED WHITE PROXY CARD WILL REVOKE ANY PROXY PREVIOUSLY SIGNED BY YOU.

      PLEASE DO NOT RETURN ANY PROXY CARD SENT TO YOU BY HERCULES. Even if you may have voted on any Hercules' proxy card, you can easily change your vote and revoke that proxy by signing, dating and returning the enclosed WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2003 ANNUAL MEETING.

      If you have any questions or need any assistance in voting your Shares, please call the firm assisting us in the solicitation of proxies:

                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                                 17 State Street
                            New York, New York 10004
                         Call Toll-Free: (866) 288-2190

                                   BACKGROUND

      By way of background, we have been major Hercules shareholders for almost three years. As a result of our dissatisfaction with the Hercules Board and management, ISP, an international specialty chemicals company, waged a proxy contest at the Company's 2001 Annual Meeting, at which Hercules shareholders elected ISP's four nominees to seats on the Hercules Board. The minority directors have endeavored to work with Hercules management and the remaining incumbent directors. Our efforts, however, have been frustrated by management and the Board's majority directors, who, voting in lockstep, have rebuffed our almost every initiative.(1)

      Although we continued to be sharply critical of the majority directors and management for their conduct of the Company's affairs, which in our view has contributed to the destruction of shareholder values at the Company, primarily in order to provide the Company with one last opportunity to do the right thing for shareholders, we decided not to wage a proxy contest for control of the Board at the 2002 Annual Meeting. At the meeting last June, the minority directors issued the following statement: "Hercules' majority directors and management still have the opportunity to right themselves and maximize the potential of the Company and its operating businesses, but they cannot do so without promptly and fully addressing the issues [we have] outlined. We urge them to accept that challenge."

      Unfortunately, that challenge continues to go unheeded, and we have decided to wage a proxy contest this year for the four seats up for election, because in our view there is no other way in which to help maximize shareholder values for all Hercules shareholders. The Hercules Shareholders' Committee for NEW Management includes our four current Hercules directors ("minority directors") and four additional director nominees for this year's Annual Meeting. Our directors and nominees represent the interests of all Hercules shareholders, including those of the Company's second largest shareholder, International Specialty Products Inc., which owns almost 10 million shares of Hercules stock and has an investment in Hercules of more than $140 million.(2)

      In contrast, the four Hercules incumbent directors running for reelection this year own in the aggregate only slightly more than 50,000 shares. You should know that Joyce owns 157,230 shares, 156,330 of which were GIVEN to him in connection with the Company's bonus program and 900 of which were GIVEN to him in the form of a matching grant in connection with the Company's 401k program. To our knowledge, Joyce has not PURCHASED a single share of Hercules stock since he came to the Company.

      As one of Hercules' major shareholders, our interests are clearly aligned with yours, and we are committed to maximizing value for all Hercules shareholders as we have invested our own money in Hercules as you have.

----------
      (1) You should know that our experience prompted us prior to the 2002 Annual Meeting to propose - a proposal which was rebuffed - that if Dr. Joyce, Hercules' Chief Executive, and his majority directors agreed to elect a new Chairman and CEO, acceptable to both majority and minority directors, we would abandon consideration of a proxy contest to acquire control of the Hercules Board at the 2002 Annual Meeting.

      (2)   ISP's investment is measured at cost.

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT

                 THE COMMITTEE'S FOUR CURRENT HERCULES DIRECTORS

      The four minority directors who were elected at the 2001 Annual Meeting are:

      SAMUEL J. HEYMAN - Mr. Heyman began his career as a lawyer in the United States Justice Department under Robert F. Kennedy and later served as Chief Assistant United States Attorney (New Haven Division, District of Connecticut). In 1968, Mr. Heyman left Government service to run Heyman Properties, a small but growing family business, which he expanded into a successful, national real estate development company.

      In 1983, Mr. Heyman and a slate of nominees representing shareholder interests waged a successful proxy contest for control of GAF, in what BARRON'S a leading financial publication, characterized as "one of the most striking achievements in the annals of corporate finance." (Aug. 8, 1983) Mr. Heyman served as GAF's Chairman and Chief Executive Officer (1983-2000) and is currently ISP's Chairman and controlling shareholder.

      Mr. Heyman has been involved as a shareholder activist or potential acquirer with respect to five public companies, helping to create more than $7 billion of increased wealth for shareholders of those companies, as illustrated below:(3)

                                                               Realized Value
                               Time                           per Share for all
                              Period                Initial        Subject                         Stockholder
                     (initial purchase - value       Cost          Company         Percentage     Value Created
      Company              realization)            Per Share    Shareholders(4)     Increase        (rounded)
----------------------------------------------------------------------------------------------------------------
GAF                         1981-1989                $ 6.50        $53.00        715%               $1.6 billion

Union Carbide               1984-1985                $43.63        $85.00         95%               $2.9 billion

Borg-Warner                 1986-1987                $29.15        $48.50         66%               $1.7 billion

Dexter                      1998-2000                $25.18        $62.50        148%               $ .9 billion

Life Technologies           1998-2000                $35.80        $60.00         68%               $ .2 billion
                                                                                                    ------------

                                                                   Total Shareholder Value Created: $7.3 billion
                                                                                                    ============

----------
      (3) There is, of course, no assurance that either the efforts of the Committee or Mr. Heyman will result in similar benefits for Hercules shareholders.

      (4) GAF was acquired by Mr. Heyman and a management group in 1989 at $53 per share. Union Carbide implemented a recapitalization of its own in response to GAF's premium bid for the Company that resulted in a market value immediately thereafter of $85 per share. Borg Warner, Dexter and Life Technologies were acquired by third parties after GAF or ISP made premium offers for those companies.

      SUNIL KUMAR - Mr. Kumar was formerly Executive Vice President of Bridgestone-Firestone, heading up that company's $3 billion national retail store operations. Mr. Kumar served for three years as President and Chief Operating Officer of Building Materials Corporation of America, the nation's leading manufacturer of residential and commercial roofing. Mr. Kumar has been Chief Executive of ISP since June 1999.

      GLORIA SCHAFFER - Mrs. Schaffer has had a distinguished career in Government service, having held major positions in Connecticut, including Secretary of State, Commissioner of the Department of Consumer Protection, and State Senator for six terms. Mrs. Schaffer was also a Member of the Federal Civil Aeronautics Board and has served as a Board member of several public and private companies.

      RAYMOND S. TROUBH - Mr. Troubh has had broad financial experience, including as a General Partner of Lazard Freres & Co. and Governor of the American Stock Exchange. He is a Board member of a number of public companies and currently serves as the non-executive Chairman of Enron Corp., having joined that company's Board in the wake of its financial problems last year.

                     THE COMMITTEE'S FOUR DIRECTOR-NOMINEES

      HARRY FIELDS - Mr. Fields served as an executive for more than forty years at International Flavors and Fragrances Inc., where he was President of the International Flavor Division and a member of its Board of Directors. He is currently President of Fields Associates, Ltd. and has served as a director of other companies.

      ANTHONY T. KRONMAN - Mr. Kronman is currently Dean of Yale Law School. Mr. Kronman is a director of Adelphia Communications Corporation, having been elected to the Board after the Company's bankruptcy filing last year.

      VINCENT TESE - Mr. Tese has had a distinguished career in Government service, having held the positions of New York State Superintendent of Banks, Director of Economic Development for the State of New York, and Chairman and Chief Executive Officer of the Urban Development Corporation. He is currently the Chairman of Wireless Cable International Inc. and is a Board member of a number of public companies.

      GERALD TSAI, JR. - Mr. Tsai was Chairman and Chief Executive Officer of Primerica Corporation, a diversified financial services company, and served as Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance and annuity company. Mr. Tsai is currently a Board member of a number of public companies.

      Additional information regarding the nominees is contained in this proxy statement under the heading "THE NOMINEES."

                          REASONS FOR OUR SOLICITATION

      Under Joyce's management, the Company's financial and stock price performance have in our opinion been disastrous. Moreover, we believe that Hercules has been a case study in failed corporate governance. In addition, Joyce and the Hercules Board were responsible for selling the Company's best business in our opinion at the worst possible time, and management's poor business judgment was in no small measure responsible for the Company's $570 million pension fiasco.

      The Committee's four director-nominees, if elected, will, when combined with our four minority directors, constitute a majority of the Board and will be in a position to not only avoid the mistakes of the past but cause the Hercules Board to take positive actions designed to increase shareholder value, such as:

      o Focus on the "hands-on" management of Hercules' businesses and successful, bottom-line operating and growth strategies, both short and long term.

      o Strengthen the Hercules management team. We intend to elect a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders.

      o Devote high-level attention to not only the turnaround of Hercules' operating businesses but also the management of the Company's critical, non-operating issues, such as the minimization of its pension exposure.

      o Redeem the Company's poison pill, which prevented Hercules shareholders, in October 2000, from accepting ISP's $17.50 per share offer for 25 million shares - thereby costing Hercules shareholders more than $190 million.(5)

      o Recommend that shareholders remove a Hercules election Bylaw, which the Company claims requires the affirmative vote of the holders of a majority of ALL OUTSTANDING SHARES for the election of directors. For a more detailed explanation see the Section below captioned "JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS".

----------
      (5) Cost to Hercules shareholders calculated on the basis of $17.50 per share less the Company's stock price of $9.81 per share, as of May 29, 2003.

                    THE COMPANY'S PERFORMANCE IN OUR OPINION
                     HAS GONE FROM BAD TO WORSE UNDER JOYCE

      When measured by virtually any financial yardstick, the Company's record in recent years under Joyce and his predecessors has in our opinion been disastrous.

CONSIDER THE FOLLOWING:

o After reaching a high of $66.25 on March 19, 1996, Hercules' stock price has fallen more than 85%, wiping out more than $6.1 billion in shareholder value. Between the time Joyce became Chief Executive, on May 8, 2001, and February 11, 2003, the day prior to ISP's filing of an amendment to its Form 13D which indicated that it was considering waging a proxy contest for control of the Hercules Board, the price of Hercules stock (which has paid no dividends since that time) lost 32% of its value, while the S&P MidCap Specialty Chemicals Index increased by 3.2% (including dividends) -- an underperformance of more than 35%.(6)

o Hercules' financial performance has in our opinion gone from bad to worse under Joyce, prompting a financial columnist (Christopher Byron, February 17, 2003, NEW YORK POST) to characterize Hercules as "spewing red ink in all directions". Under Joyce, the Company has not been profitable in 6 of the last 7 reported quarters, registering more than $300 million in after-tax losses (even excluding an almost $400 million "goodwill" and FAS 143 write-down). For the 7 full reported quarters since Joyce became CEO, even adjusting for almost $385 million in net, after-tax, "non-recurring" charges as well as the almost $400 million of additional charge-offs, the Company has managed to register only $78 million in "pro forma" earnings -- or little more than an average of $0.41 per share per annum.

o In BUSINESS WEEK'S recent performance ranking of companies in the S&P 500 index (BUSINESS WEEK, Report Card on 500 S&P Companies, Spring Issue,
      2003), Hercules' performance was ranked 482 out of 500 - down from 466 in the previous year. In connection with its ranking, the Company received the following grades:

----------
      (6) On May 8, 2001, Hercules shares closed on the New York Stock Exchange at $12 per share, and, on February 11, 2003, Hercules shares closed at $8.12 per share. It should be noted that Hercules shares have rallied since ISP's February 11th 13D filing, and the current price, as of the close on May 29, 2003, was $9.81 per share. Between May 8, 2001, and May 29, 2003, Hercules stock lost 18% of its value, while the S&P MidCap Specialty Chemicals Index increased by 15% (including dividends) -- an underperformance for Hercules of 33%.

            We believe that the S&P MidCap Specialty Chemicals Index, which consists of 8 specialty chemicals companies with a mean market capitalization of $1.16 billion, is the most relevant index, although it should be noted that Hercules, starting more than 20 years ago when it was a completely different and much larger company, has been listed in the S&P 500 Chemicals Index. We do not believe that that index, which is comprised of 14 companies including Dupont and Dow and other companies with a mean market capitalization of $8.94 billion, with Hercules being by far the smallest, is an appropriate reference point with regard to Hercules' performance. Even so, Hercules' stock price has substantially underperformed the S&P 500 Chemicals Index as well over the relevant time frame.

                              PERFORMANCE RANKINGS

----------------------------------------------------------------------------------------------
                           Total   Total             Sales             Profit
                           Return  Return  Sales     Growth  Profit    Growth           Return
Rank    Rank               (1      (3      Growth    (3      Growth    (3      Net      on
2003    2002               Year)   Years)  (1 Year)  Years)  (1 Year)  Years)  Margin   Equity
----------------------------------------------------------------------------------------------
482     466     Hercules   D       D       D         F       F         F       F        F
----------------------------------------------------------------------------------------------

      Similarly, in Fortune's ranking of the Fortune 1000 Industrial Companies (April 4, 2003) in terms of 2002 profitability vs. 2001 and 2002 profitability as a percentage of revenues, assets, and shareholders equity, Hercules was ranked 35, 36, 36, and 32, respectively, out of 36 chemicals companies.

o Joyce, operating as his own Chief Financial Officer, has become in our opinion the master of the one-time, "non-recurring" charge, taking substantial "non-recurring" charges in all 7 reported quarters since he came to Hercules -- and doing so in a manner which misleadingly implies that these charges or "adjustments" are one-time items.

o Even after adjusting for "one-time" charges and goodwill amortization, Hercules' financial performance has been extremely disappointing, with 2002 earnings being little more than 50% of the results for 2000 (the last full year prior to Joyce's arrival at Hercules). "Pro forma" earnings per share for 2000-2002 have been as follows:(7)

                       2000                       $1.12
                       2001                       $0.04
                       2002                       $0.63

o Moreover, Hercules' financial performance (again even after adjustment for non-recurring charges and on a "pro forma" basis) continues to lag the specialty chemicals industry (as measured by 8 companies in the S&P MidCap Specialty Chemicals Index). In 2002, for example, Hercules revenue growth was only 2.5% compared with 5.7% for the weighted average of companies in the Index, while its return on assets and sales (excluding goodwill writedowns) were only approximately 50% and 70%, respectively, of the returns for the same 8 companies. By way of update, Hercules' performance in the first quarter of 2003 continued to lag the average performance of the 8 Index companies with respect to all three metrics.

----------
      (7) 2000 "pro forma" earnings per share includes earnings and related interest expenses for the BetzDearborn business and excludes goodwill amortization consistent with the Company's "pro forma" earnings for 2001 and 2002. "Pro forma" 2001 and 2002 earnings per share exclude the earnings and related interest expenses for the BetzDearborn business which was sold.

                  JOYCE'S RECORD AT UNION CARBIDE - DISASTROUS
                     FINANCIAL PERFORMANCE, BROKEN PROMISES,
                           AND OUTRAGEOUS COMPENSATION

      Prior to coming to Hercules, Joyce spent his entire business career at Union Carbide, and you should be aware of these FACTS concerning his record as Union Carbide's Chief Executive (1995 - 2000):

      o Under Joyce's leadership, Union Carbide's net income declined from $925 million in 1995 to $162 million in 2000 - down an astounding 82% - making Union Carbide's performance the worst in the S&P 500 Chemicals Index (consisting of the 15 largest Chemicals companies at that time).

      o Despite Joyce's cost cutting efforts at Union Carbide, the Company's operating margins declined from 16.2% in 1995 to 2.7% in 2000, regularly ranking the company in the bottom quartile of the S&P Chemicals Index for return on assets, including last in Joyce's final year.

      o Joyce's credibility with Union Carbide shareholders was undermined by repeated broken promises.

            (1) In 1997, Joyce advised analysts that Union Carbide planned to meet or exceed a 15% return on capital over the course of the chemical cycle, while earning an 8% return at the trough. IN FACT, Union Carbide's returns on capital were actually 3% at the trough of the chemical industry cycle in 2000.

            (2) In early 1999, Joyce told Union Carbide shareholders that the Company was "in good shape entering 1999". IN FACT, operating income was down 30% in 1999 compared with the previous year.

            (3) On July 26, 1999, little more than 60 days before the end of the quarter, Joyce informed Union Carbide shareholders that "prospects for improved third quarter earnings appear encouraging based upon current conditions." IN FACT, operating income was down in the third quarter compared to both the previous quarter and the same quarter in 1998.

            (4) One commitment that Joyce staked his reputation on was his often-repeated promise that Union Carbide would earn a minimum of $4 per share in 2000. In a grandstand move, characterized in an October 13, 1997 BUSINESS WEEK article entitled, "Smoke, Mirrors, and the Boss' Paycheck," as "clever public relations
                  .... unlikely to dent Joyce's wallet or stoke up Union
                  Carbide's performance," Joyce committed to forfeit his salary if Union Carbide did not earn $4 per share in 2000. As it turned out, Union Carbide's earnings for 2000 were $1.18 per share, and, notwithstanding his public commitment Joyce took his full salary and bonus anyway!

      o Notwithstanding Union Carbide's dismal performance during the five years that he was Chief Executive, Joyce's total annual compensation increased almost three fold -- from $8.8 million per annum in 1995 to $23.3 million per annum in 1999.(8)

      o Finally, after five years of Joyce's leadership at Union Carbide, the Company was acquired by Dow Chemical. Of Joyce's tenure at Union Carbide, James Kelleher of Argus Research observed in a DELAWARE NEWS JOURNAL article (May 17, 2001), entitled "Hercules Chief Knows Trouble," "I think he had a better reputation as a scientist than an administrator. He did virtually nothing with the Company." Similarly, in the same article, Paul Leming, an ING Barings security analyst, had this to say about the condition of Union Carbide at the conclusion of Joyce's tenure - "The wheels were coming off." Finally, a BUSINESS WEEK article entitled, "Formula For A Perfect Marriage" (Diane Brady, August 16, 1999) observed, "For the team in Danbury, the deal is bound to be bittersweet. Union Carbide has faced a litany of woes in recent years, from troubled partnerships in places like Kuwait to delayed plant openings. Joyce also spent heavily on new facilities, but the payoff eluded his company."

                JOYCE'S COMPENSATION CONTINUES TO ESCALATE WHILE
             THE FORTUNES OF THE COMPANY AND ITS SHAREHOLDERS SUFFER

      To add insult to injury in the face of Hercules' disappointing financial performance, Joyce enjoys what we believe to be outrageously excessive compensation - all at the expense of Hercules shareholders.

      Consider these facts about Joyce's compensation package in light of his "track record" and then ask yourself: -- DID HE EARN IT?

      o When Joyce came to Hercules in May 2001, he was given a golden parachute agreement which would provide him today with a payment of almost $10 million in the event of a "change in control," which was defined to include a shift in the composition of a majority of directors as a result of a proxy contest.

      o For Joyce's seven months on the job in 2001 (he came to Hercules in May of that year), a year in which the Company registered a $58 million loss, in addition to stock options for 1,250,000 shares, Joyce was paid a salary at the rate of $1 million per annum and was given a $1 million bonus for his seven months on the job.

      o For 2002, a year in which the Company posted a loss of $248 million (excluding a $368 million write-down of goodwill), in addition to his $1 million annual salary, Joyce was given a bonus of $1.9 million ($900,000 of which was given to him in the form of Hercules stock at a 15% discount) and additional stock options for 600,000 Hercules shares.

----------
      (8) 2000 numbers are not available because of the Dow merger. Total annual compensation includes, as per Union Carbide's proxy statements, stock option grants, assuming 10% per annum appreciation.

      o On April 23, 2003, the Board's Compensation Committee proposed that the Board give Joyce a GRANT of 211,000-500,000 restricted shares, to vest upon a "change in control" defined to include, among other things, the Committee's winning this very proxy contest, with the amount of restricted shares depending upon the price of Hercules stock at the time of the change in control. YOU SHOULD KNOW THAT, IN PRIOR DISCUSSIONS WITH THE COMPENSATION COMMITTEE, JOYCE HAD INSISTED ON AN EVEN LARGER GRANT THAN THE ONE THE COMMITTEE PROPOSED. ONLY AFTER THE OBJECTION OF OUR MINORITY DIRECTORS AT THE APRIL 24TH BOARD MEETING AND THE ACKNOWLEDGEMENT BY ONE OF THE MAJORITY DIRECTORS THAT THE PROPOSED COURSE OF ACTION WOULD NOT "READ WELL ON THE FRONT PAGE OF THE WALL STREET JOURNAL," DID THE BOARD DECIDE TO DEFER ACTION ON JOYCE'S GRANT UNTIL A LATER TIME.

            On May 20, 2003, the Compensation Committee again approved, over the objection of the one minority director on the committee, a GRANT to Joyce, subject to Board consent, of restricted shares valued at $3 million with the same above-mentioned vesting provision. As of the date of this letter, the Board has not yet taken action on this matter.

      o For 2002, including the value of Joyce's long-term incentive compensation, Joyce's total compensation of $6 million easily ranked him higher than any CEO of the eight companies in the S&P Mid-Cap Specialty Chemicals Index - with his compensation being almost 2 1/2 times the average for the eight companies.

      You should know that, in the event that Joyce's management is repudiated in this proxy contest, we estimate that he will have been paid more than $29 million for his two years on the job.(9) ASK YOURSELF WHETHER HERCULES IS BEING RUN MAINLY FOR YOUR BENEFIT OR FOR THE BENEFIT OF ITS CHIEF EXECUTIVE.

                 THE BETZDEARBORN SALE - JOYCE AND THE HERCULES
                    BOARD, AFTER REFUSING TO SEEK SHAREHOLDER
                   APPROVAL, SELL WHAT WE SAW AS THE COMPANY'S
                         BEST BUSINESS AT THE WORST TIME

      Last year's sale of the Company's BetzDearborn business to General Electric was in our view a major strategic mistake. Moreover, this transaction has unfortunately had the effect of significantly reducing the future value of the Company and the upside with respect to all of our investments.

      By way of background, Hercules' $3.1 billion acquisition of BetzDearborn in 1998, which has been characterized by Paul Leming as "one of the worst acquisitions in the history of the chemicals industry" (July 18, 2000), is a dramatic example of the Company's "buy high-sell low" strategy. For the subsequent sale last year consisted of most of the BetzDearborn businesses originally acquired by Hercules, with the net sale price being the equivalent of
1.7 x sales compared to the 2.4 x sales paid by Hercules in 1998.

----------
      (9) The $29 million estimate assumes final Board approval of the $3 million restricted share grant recommended by the Compensation Committee.

      You should know that last year's decision to sell BetzDearborn was taken by an 8-5 vote over the objection of the four minority directors and one majority director (not one of Joyce's hand-picked directors, but rather a director elected during the term of a previous management). The sale would have only made sense in our opinion had the Company no other way to refinance its debt. For private sale multiples in the chemicals industry in 2001 (when the price was established) were at their lowest level in more than 10 years.

      WHAT HERCULES AT THE TIME OF THE SALE FAILED TO COMMUNICATE, TO BOTH ITS SHAREHOLDERS AND WALL STREET ANALYSTS WHO FOLLOW THE COMPANY, IS THAT IT HAD AVAILABLE WHAT WE BELIEVE TO HAVE BEEN A SUPERIOR ALTERNATIVE. PRIOR TO THE COMPANY'S DECISION TO SELL BETZDEARBORN, MAJOR BANKS OFFERED THE COMPANY AN ATTRACTIVE REFINANCING PACKAGE WHICH WOULD NOT HAVE REQUIRED THE COMPANY TO MAKE ILL-TIMED ASSET SALES.

      Sale proceeds, after taxes and transaction costs, amounted to approximately 6 x estimated 2002 EBITDA, while the Company's already depressed public stock price at the time was trading at a multiple of approximately 7 x EBITDA -- a move hardly calculated to increase shareholder value! Moreover, the sale was made at a time when forward operating profits for the business were estimated by Hercules to increase substantially as a result of cost reductions already implemented. Finally, the sale of the business has substantially diluted the Company's earnings due in part to the fact that Hercules was required to utilize the net sale proceeds to pay down debt carrying relatively low interest rates (approximately 5% on average).

      YOU SHOULD KNOW THAT THE HERCULES BOARD ACTION APPROVING THE SALE WAS TAKEN NOTWITHSTANDING THE FACT THAT OTHER MAJOR, INSTITUTIONAL HERCULES SHAREHOLDERS, TOGETHER WITH OURSELVES, HAD URGED JOYCE TO REJECT THE SALE AND RETAIN THE BETZDEARBORN BUSINESS. MOREOVER, WHEN THE MINORITY DIRECTORS REQUESTED THAT THE MOTION APPROVING THE TRANSACTION BE AMENDED TO REQUIRE THAT THE SALE BE SUBMITTED TO A SHAREHOLDERS' VOTE, THEY WERE RULED "OUT OF ORDER", AND THE ISSUE OF SHAREHOLDER APPROVAL WAS NEVER SUBMITTED TO A VOTE OF THE BOARD.

      DON'T YOU BELIEVE THAT, WHERE THERE IS SIGNIFICANT QUESTION CONCERNING A COURSE OF ACTION INVOLVING A SUBSTANTIAL SALE OF ASSETS (AT A PRICE, FOR EXAMPLE, EQUIVALENT TO ALMOST TWICE THE COMPANY'S ENTIRE MARKET VALUE), JOYCE AND THE BOARD, KNOWING OF SIGNIFICANT SHAREHOLDER OPPOSITION, SHOULD HAVE SUBMITTED THE MATTER TO A VOTE OF HERCULES SHAREHOLDERS EVEN WHEN THEY MAY NOT HAVE BEEN LEGALLY REQUIRED TO DO SO?

             THE REVOLVING DOOR AT HERCULES -- SIX CHIEF EXECUTIVES
                 IN SIX YEARS AND NO APPARENT BUSINESS STRATEGY

      The primary responsibilities of a Company's Board of Directors are to attract and manage by appropriate objectives capable chief executives as well as establish policies and business strategies for the Company. By this standard of measurement, the Hercules Board in recent years has been in our opinion an extraordinary failure.

      Between 1996-2001, Hercules had six different Chief Executives, awarding one an estimated $14.25 million severance package for three years of service and another a $6 million package after only 16 months on the job.(10) Joyce came to Hercules in May, 2001 after having retired from Dow Chemical upon selling Union Carbide in February 2001, lives in Connecticut more than 200 miles from the Hercules Wilmington headquarters, and has been unwilling to relocate to the Wilmington area.

      Finally, the Hercules Board's sorry record is most starkly illustrated by its failure in our view to provide Joyce with sufficient guidance and direction in terms of establishing the Chief Executive's objectives and then holding him accountable for meeting them. In fact, the objectives set forth by the Board's Compensation Committee were limited almost exclusively to cost reduction and other measurements directly related thereto. By way of just one example, management of the Company's two principal non-operating issues, Hercules' pension and asbestos exposures, which resulted last year in pre-tax charges to earnings of more than $600 million, were not even mentioned in Joyce's 2002 management objectives.

      As further evidence of the Board's failure, aside from reductions to an obviously bloated cost structure, we have seen no evidence of any focus whatsoever on a turnaround strategy, long-range or short-term growth strategies, upgrading of the organization, attracting outstanding people to the Company, or the hundreds of other matters so basic to the operation of a large corporation. Even Joyce acknowledged in a quarterly earnings call last year that his management focus has been almost entirely on cost reduction. This short-term strategy presumably led Leslie Ravitz, a chemicals analyst at Morgan Stanley, to question Hercules' long-term prospects (November 2, 2001) and continues to be illustrated by Joyce's sharp cuts in both research and development and capital expenditures.

      With regard to the Company's capital programs, for example, under the current Hercules Board and management, capital expenditures have been reduced from $119 million in 2000 to $49 million in 2001 and $43 million in 2002.(11) Hercules' capital spending last year approximated only 60% of the Company's depreciation expense of $71 million. This prompted Andrew Cash, a security analyst at UBS Warburg, to recently observe, after predicting that 2003 will be the third consecutive year in which capital spending is below depreciation, "Although we applaud management's frugality, investors need to be aware that capital spending cannot remain this low into perpetuity, i.e., equipment ages, new capital must be invested into the business to allow for growth, etc." (May 2, 2003).

                      HERCULES' $570 MILLION PENSION FIASCO

      Over the last three years, including almost two full years under Joyce's management, Hercules pension plans, in addition to their failure to earn their minimum investment hurdle rate, have in fact lost more than $250 million as a result of negative investment returns. This enormous loss required the Company earlier this year to take a

----------

      (10)  The $14.25 million estimate is based on a 20 year life expectancy.

      (11) The above-mentioned expenditures are adjusted to exclude all divested businesses.

pre-tax charge to equity of almost $570 million, which has now resulted in a negative equity for the Company of $123 million.

      While other Companies to be sure have been plagued in recent years by investment underperformance in their pension plans, the seriousness of the Hercules situation was underscored in a recent Credit Suisse First Boston report (David Zion, April 14, 2003), which estimates that of 361 S&P 500 companies with defined benefit pension plans, Hercules' underfunded status ranks it in the 16th worst position when compared to its equity market capitalization. The report concluded that Hercules' total pension obligations represent 159% of its market capitalization, ranking it the 20th highest of the 361 companies in that category. In addition, an earlier Credit Suisse First Boston report (September 27, 2002) predicted that Hercules may very well be required to incur the 5th largest after tax charge as a percentage of equity in the fourth quarter of 2002.(12)

      Hercules' pension performance has been in no small measure the result of management's asset allocation decision to invest approximately 70% of its pension assets in equities, including almost 30% of that amount in international equities. Interestingly enough, Hercules' investment policy has allocated nothing to alternative assets, hedge funds, or so-called "market neutral" investments, which tend to focus on delivering consistent absolute returns with low correlation to the U.S. stock market or other asset classes. WHEN ONE CONSIDERS THE SIZE OF THE COMPANY'S PENSION ASSETS COMPARED WITH THE SIZE OF HERCULES, THE FACT THAT THE COMPANY'S PENSION LIABILITIES ARE ESSENTIALLY FIXED AND RELATIVELY MATURE INASMUCH AS RETIREES AND INACTIVES OUTNUMBER ACTIVES IN THE PLAN BY A 10-TO-1 RATIO, HERCULES' ASSET ALLOCATION POLICY HAS BEEN IN OUR OPINION WHOLLY INAPPROPRIATE AND UNDULY RISKY.

      You should know the Hercules pension plan has been largely run on autopilot for the last 10 years. Despite the importance of the pension plan's performance to the overall financial performance of the Company as a result of the size of the plan, there is in our view no one at Hercules that has demonstrated the slightest expertise in this area. What is more, during Joyce's tenure, until this issue reached crisis proportions, neither the Board nor its Finance Committee had ever conducted a meaningful review of management's investment decisions. While companies normally make pension asset allocation decisions on as often as a quarterly or at least annual basis, Hercules, seemingly oblivious to the vicissitudes of the investment climate over the last 10 years, had made no significant change to its investment policy during this entire period of time, including the last two years under Joyce. At the very least, this underscores the Company's need for a CFO, which we urged upon Joyce and the Board almost two years ago.

              JOYCE PACKS THE BOARD WITH FIVE HANDPICKED DIRECTORS

      The record over the years at Hercules is replete with examples of Boards who in our opinion do very little to safeguard the interests of the Company's shareholders and are virtually always supportive of whatever the Chief Executive wants, failed Chief

----------
      (12) The size of Hercules' fourth quarter charge has now materialized almost as predicted, but whether this charge amounts to the fifth largest cannot be easily ascertained.

Executives who receive what we view as exorbitant parachute payments, and Board members who until well after our 2001 proxy contest were permitted to fund with Company monies million dollar gifts to their favorite charities.(13)

      Taking advantage of a charter provision which permits the addition of new directors without shareholder approval, no sooner had the votes been counted in connection with the 2001 proxy contest, when Joyce, whose own "election" was not originally submitted to shareholders either, together with the nominating committee, thumbed their noses at Hercules shareholders by choosing Paula Sneed, an incumbent director who had been defeated in that contest for reelection, to fill an existing Board opening. Since that time, Joyce, acting in concert with the Board's nominating committee, has handpicked Messrs. Wyatt, Kennedy, Lipton, and Hunter (three of whom are former or current executives in the commodity chemicals industry) to either replace departing directors or fill existing openings. WE BELIEVE THAT THESE FOUR DIRECTORS HAVE ONE COMMON QUALIFICATION FOR THE JOB - A CLOSE RELATIONSHIP WITH JOYCE. IT SHOULD NOT SURPRISE YOU THAT NONE OF THE FIVE HANDPICKED DIRECTORS (INCLUDING PAULA SNEED WHO RESIGNED EARLIER THIS YEAR) HAVE VOTED AGAINST JOYCE'S POSITIONS ON A SINGLE ISSUE.

      As further evidence of Joyce's view of shareholder democracy, at the minority directors' first Board meeting in June, 2001, the Nominating Committee proposed that seven of the eight then majority incumbent directors each be given one of two major committee assignments - Audit or Compensation. None of the four minority directors were proposed for membership on either of these committees.(14) When the minority members protested that they were the only Hercules directors with a real mandate from the Company's shareholders, they were told that this was the way committee assignments were made at Hercules and that Board members had, in words to the effect, "to work their way up" to qualify for major committee assignments. Parenthetically, Lipton and Kennedy, who were elected to the Board after the four minority directors, were appointed shortly thereafter to the Audit and Compensation Committees - so much for the Hercules seniority system!

                      HERCULES' POISON PILL COSTS HERCULES
                       SHAREHOLDERS MORE THAN $190 MILLION

      In October 2000, in order to increase its investment in the Company, ISP proposed a tender offer to all Hercules shareholders to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash. However, because of the Company's poison pill, its offer required Board consent. Despite repeated requests that Hercules permit it to proceed, the Board refused to do so
- thereby costing Hercules shareholders more than $190 million.

      You should know that the Hercules poison pill, with its unusually low 10% trigger point, was adopted in August, 2000, less than two weeks after ISP publicly reported acquiring 9.9% of Hercules shares, notwithstanding the fact that Hercules shareholders in

----------
      (13) This last practice was stopped at the insistence of our minority directors some months after we joined the Board in 2001.

      (14) At a later time, one of our minority directors received major committee assignments, although the three other minority directors still have not.

the past had voiced strong opposition to the poison pill.(15) In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a shareholder vote, was approved by shareholders. Despite this earlier shareholder vote, the Hercules Board refused to seek shareholder approval for the current pill adopted in 2000.

      ASK YOURSELF WHETHER THE POISON PILL DEVICE IS IN YOUR BEST INTEREST AND WHETHER YOU NEED TO BE "PROTECTED" FROM MAKING YOUR OWN DECISION TO SELL YOUR SHARES. WE BELIEVE THAT IT IS PARAMOUNT THAT YOU HAVE THE RIGHT TO CONSIDER FOR YOURSELF THE MERITS OF OFFERS FOR YOUR SHARES. OUR NOMINEES WILL ADVOCATE THAT THE BOARD REMOVE, OR SUBSTANTIALLY REVISE, BARRIERS TO OFFERS FOR YOUR SHARES SO THAT YOU CAN MAKE YOUR OWN DECISIONS.

                JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A
               COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS

      The disregard of Joyce and the Hercules Board for the interests of the Company's shareholders is dramatically demonstrated by their refusal to rescind a Hercules election Bylaw which the Board claims requires an affirmative vote of the holders of a majority of ALL OUTSTANDING SHARES for the election of directors, instead of the greatest number of votes actually cast at an Annual Meeting (a plurality vote). This means, for example, that if each Committee nominee receives 50 million votes and each incumbent director receives only 10 million votes, the incumbents would retain their seats on the Board because the Committee nominees would not have received a majority vote of approximately 108 million outstanding shares of Hercules common stock.

      This voting requirement disenfranchises shareholders, is highly unusual if not unique, and is in our view inconsistent with good corporate governance. In fact, we are unaware of a single other Delaware public company that has such a provision with regard to election of directors. The Hercules Bylaw, as interpreted by the Company, serves in our view as a mechanism to entrench the current Board, because if no nominee receives a majority vote of the outstanding shares, the incumbent directors would remain in place beyond their three-year term, even if our nominees received a plurality vote.

      As early as 2001, after calling to Hercules' attention this obvious inequity and requesting that it take the necessary action to remedy this situation in connection with the 2001 Annual Meeting, the Hercules Board refused to do so. As it turned out, three of the four minority directors were elected at the 2001 Annual Meeting by more than 50% of the outstanding shares, and Hercules agreed to seat the fourth minority director, who had won by a plurality of those voting, in order to avoid a court test. After joining the Board, the minority directors again proposed that Joyce and the Hercules Board take action to effectively nullify the Bylaw, but they have refused to do so.

      You should know that in a DELAWARE NEWS JOURNAL article (March 14, 2001) entitled, "Hercules' Election Method Is Fought", the Hercules voting requirement

----------
      (15) According to an Investor Responsibility Research Center study of more than 2,000 companies with poison pills, only 6% have trigger points as low as 10%.

prompted the following comments from a Wall Street analyst as well as a corporate governance expert: Gary Hindes, Managing Director of New York's Deltec Asset Management stated that, "These people [referring to the Hercules directors] have managed to destroy what was a wonderful company," and is further reported to have stated that Hercules should be asking for the resignation of its directors, not supporting them for re-election; and Charles Elson, Director of the Center for Corporate Governance at the University of Delaware, characterized Hercules' voting provision as "highly unusual" and further stated, "In all my years [of tracking corporate policies], I have not seen that with the election of a board."

         THE COMMITTEE'S PROGRAM TO REALIZE HERCULES' UNDERLYING VALUES

      The Committee is convinced that there are strong underlying values at Hercules and that the Company's two remaining, primary businesses, the pulp and paper and Aqualon businesses, have substantial potential for growth under the right direction. As major shareholders, we are determined to maximize our Company's underlying values for all Hercules shareholders.

      To this end, we would pursue the following program:

      (1) Conduct a thorough search for a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders. By making the right selection and establishing comprehensive goals and objectives, we intend to avoid the extraordinarily harmful turnover of Chief Executives at Hercules over the last six years.

      (2) Rebuild management ranks which have been allowed to atrophy under the current Chief Executive and his predecessors. This will include the election of a first rate Chief Financial Officer, a position which Joyce and the Board have inexplicably refused to fill during his two-year term at the Company despite Hercules' myriad financial challenges.(16)

      (3) Eliminate excessive compensation and bonuses as have been enjoyed by Joyce and other Company executives and make certain that in the future compensation arrangements at Hercules provide that executive salaries, bonuses, and benefits be closely related to overall corporate, individual, and

----------
      (16) Parenthetically, of what we believe to be the Company's failures under Joyce's management, a number of them have come in areas normally the responsibility of a Company's Chief Financial Officer. In addition to the pension fiasco referred to earlier and the fact that the Company has failed to file its periodic, public financial reports (including its certification last August under the Sarbanes-Oxley Act of 2002) in a timely fashion on four separate occasions since January 2001, Hercules has paid, in 2001 and 2002, what we believe to be an astounding $19 million and $21 million, respectively, in fees to the Company's auditors. The sum paid by Hercules last year, for example, was nearly 8 times the average expense for the eight companies in the S&P MidCap Specialty Chemicals Index. In fact, we believe that the only chemicals company that paid more to its auditors than Hercules last year was DuPont, which is more than ten times the size of Hercules.

            stock performance. In this regard, it is our view that an effective belt-tightening program must start at the top, and that the kind of compensation enjoyed by Joyce is not only unwarranted in and of itself, but serves also to stiffen the resistance of others at Hercules to the kinds of cost-cutting measures which may be necessary.

      (4) Despite the axiom that businesses cannot "cost cut their way to prosperity" and that successful turnaround strategies can never rely on cost reduction alone, management's overriding preoccupation, as acknowledged by Joyce, has unfortunately been on cost reduction alone. But dynamic leadership isn't just about cutting costs or staying afloat. In addition to cost reduction, we would focus on new products, acquisitions, expanded field technical services, new alliances with other manufacturers to add complementary products, and a rational pricing strategy which places a high priority on profitability rather than on small market share gains.

      (5) We believe that incumbent management has neither the qualifications nor the expertise to address the Company's two principal non-operating issues - the minimization of its pension and asbestos exposures. While current management in our view has given these critical issues short shrift, we would focus the attention of senior management, assisted by the best outside professionals, on these areas.

               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

      Q: WHO IS SOLICITING YOUR PROXY?

      A: We are the Hercules Shareholders' Committee for NEW Management (the "Committee"). The Committee includes: (i) ISP, the second largest shareholder of Hercules, (ii) Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond S. Troubh, four members of the Company's Board of Directors who became directors following the 2001 Annual Meeting and (iii) Anthony Kronman, Harry Fields, Vincent Tese and Gerald Tsai, Jr., the Committee's four nominees to the Board of Directors. The proxy solicitation is being conducted by the Committee. For more information on the participants in our proxy solicitation, please see "Certain Information Concerning the Participants" on page 30 and Annex A hereto.

      Q: WHO ARE THE NOMINEES?

      A: The Nominees are Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr. If elected to the Board of Directors, each Nominee would act in accordance with his fiduciary duties to Hercules shareholders with respect to any action that he takes as a director. We have no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. However, if any of the Nominees are unable to serve or for good cause will not serve, proxies may be voted for another substitute nominee of the Committee.

      Q: WHO CAN VOTE AT THE 2003 ANNUAL MEETING?

      A: If you owned Hercules shares on June 6, 2003 (the "Record Date"), you have the right to vote at the 2003 Annual Meeting. Hercules has not yet announced the number of shares of Common Stock of Hercules issued and outstanding and entitled to vote at the 2003 Annual Meeting. If you own Hercules shares on the Record Date, you will have the right to vote at the 2003 Annual Meeting. Shareholders have one vote for each share of Common Stock they own with respect to all matters to be considered at the 2003 Annual Meeting. The definitive proxy statement to be filed by Hercules (the "Management Proxy Statement") with the Securities and Exchange Commission will include the number of shares of Common Stock of Hercules issued and outstanding and entitled to vote at the 2003 Annual Meeting and such information will also be provided supplementally to Hercules' shareholders by the Committee.

      Q: WHAT SHOULD YOU DO TO VOTE?

      A: Sign, date and return the enclosed WHITE proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Quorum and Voting" on page 23.

      Q: WHOM DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

      A: Please call Georgeson Shareholder Communications Inc. toll free at
(866) 288-2190.

                                     GENERAL

PROXY INFORMATION

      As of the date hereof, ISP may be deemed (solely for purposes of Rule 13d-3 of the Exchange Act) to be the beneficial owner of 9,893,700 Shares. The Shares beneficially owned by ISP represent approximately 9.1% of the Shares outstanding and entitled to vote on the Record Date. Samuel J. Heyman, ISP's Chairman and a director of the Company, may be deemed (solely for purposes of Rule 13d-3 of the Exchange Act) to beneficially own 100% of the outstanding shares of common stock of ISP. Additional information relating to the ownership of Shares by the other members of the Committee is set forth in Annex A.

      The Shares represented by each WHITE proxy card which is properly executed and returned will be voted at the 2003 Annual Meeting in accordance with the instructions marked thereon. Except for the election of directors to the Board of Directors and the ratification of the selection of PricewaterhouseCoopers LLP ("PWC") as the Company's independent public accountants for 2003, the Committee currently does not know whether or not any other matter will be presented for consideration at the 2003 Annual Meeting. Executed but unmarked WHITE proxy cards will be voted FOR the election of the four Nominees and will ABSTAIN with respect to the ratification of PWC as the independent public accountants of Hercules for 2003. An "Abstain" vote on the ratification of PWC as Hercules' independent public accountants will have the same effect as a vote against such matter. If any other matter properly comes before the 2003 Annual Meeting, the named proxies will vote all proxies granted to them in their sole discretion.

PROXY REVOCATION

      Whether or not you plan to attend the 2003 Annual Meeting, the Committee urges you to vote FOR the election of the Nominees by signing, dating and returning to Georgeson Shareholder Communications Inc. ("Georgeson") the WHITE proxy card in the enclosed envelope. You can do this even if you may have voted on any proxy card solicited by the Hercules Board of Directors. It is only the latest dated proxy that counts.

      Execution of a WHITE proxy card will not affect your right to attend the 2003 Annual Meeting and vote in person. Any shareholder granting a proxy (including a proxy given to Hercules) may revoke it at any time before it is voted by (i) submitting a duly executed new proxy bearing a later date, (ii) attending and voting at the 2003 Annual Meeting in person, or (iii) at any time before a previously executed proxy is voted, giving written notice of revocation either to Hercules Shareholders' Committee for NEW Management c/o Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or to Hercules, 1313 North Market Street, Wilmington, Delaware, 19894-0001, Attention:
Corporate Secretary. Merely attending the 2003 Annual Meeting without voting at the 2003 Annual Meeting will not revoke any previous proxy which has been duly executed by you.

      After signing the enclosed WHITE proxy card, do not sign or return any proxy card furnished to you by the Board of Directors of Hercules unless you intend to change your vote, because only your latest dated proxy card will be counted.

      Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

      If you have any questions about giving your proxy or require assistance, please call:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                               New York, NY 10004
                         Call Toll-Free: (866) 288-2190

                                QUORUM AND VOTING

VOTING PROCEDURES

      You will be eligible to execute a WHITE proxy only if you own the Common Stock on the Record Date. The Company has set June 6, 2003 as the Record Date for determining those shareholders who will be entitled to notice of and to vote at the 2003 Annual Meeting. Shareholders will have one vote for each Share of Common Stock they own with respect to all matters to be considered at the 2003 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the WHITE proxy card, even if you sell such Shares after the Record Date.

      Unless otherwise indicated, the WHITE proxy authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the Nominees. If no instruction is given on your executed WHITE proxy with respect to the ratification of the appointment of Hercules' independent public accountants, the persons named in the WHITE proxy will abstain from voting on such matter.

VOTE REQUIRED

      Hercules will furnish shareholders with the Management Proxy Statement in connection with the Board of Directors' solicitation of proxies at the 2003 Annual Meeting. Information concerning the number of Shares of Common Stock outstanding and entitled to vote on the Record Date is required to be set forth in the Management Proxy Statement and, such information will also be provided supplementally to Hercules' shareholders by the Committee. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the 2003 Annual Meeting.

      According to Hercules' by-laws, a quorum will exist at the 2003 Annual Meeting if holders of not less than a majority of the Shares of Common Stock issued and outstanding and entitled to vote at the 2003 Annual Meeting are present in person or by proxy. If a quorum is present, the election of directors requires the following vote:

      o Hercules' claims that its by-laws require that in order to be elected, nominees for director must receive the affirmative vote of a majority of ALL ISSUED AND OUTSTANDING SHARES entitled to vote at the meeting. The Committee disagrees with this interpretation and believes that the four nominees who receive the greatest numbers of votes cast at the 2003 Annual Meeting should be elected as directors.

METHOD OF COUNTING VOTES

      The holders of not less than a majority of the number of Shares of Common Stock issued and outstanding and entitled to vote at the 2003 Annual Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum exists.

      Assuming a quorum is determined to exist at the 2003 Annual Meeting, because Hercules' by-laws require nominees to receive the affirmative vote of a majority of the outstanding Shares, abstentions, withhold votes and broker non-votes, if any, with respect to the election of directors, will have the same effect as voting against the election of directors.

      Required information concerning the necessary vote to ratify the selection of auditors at the 2003 Annual Meeting and the effects, if any, of abstentions and broker non-votes on such matter, will be set forth in the Management Proxy Statement and such information will also be referenced in supplemental material provided to Hercules' shareholders by the Committee.

                   THE COMMITTEE STRONGLY RECOMMENDS THAT YOU
                     VOTE "FOR" THE ELECTION OF ITS NOMINEES

                              ELECTION OF DIRECTORS

      The Committee is soliciting your proxy for the election of its Nominees as directors of the Company to serve for a three-year term expiring at the 2006 Annual Meeting and until their successors are duly elected and qualified. We are soliciting proxies in support of the election to the Board of Directors of the following Nominees and until their respective successors are duly elected and qualified: Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr.

      In accordance with Hercules Restated Certificate of Incorporation and by-laws and the Delaware General Corporation Law, the Board of Directors is to consist of not less than seven and not more than eighteen directors, the exact number to be specified by the Board of Directors. The directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term. According to the Management Preliminary Proxy Statement, thirteen directors currently serve on the Board of Directors, and four of these directors have terms that expire in 2003, and four directors are to be elected at the 2003 Annual Meeting. Messrs. Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr., if elected, would serve for terms expiring at the 2006 Annual Meeting. Each of the Nominees has consented to serve as a Nominee, be named in the Committee's proxy soliciting materials as such and serve as a director of Hercules, if elected.

      If any Nominee is unable to serve or otherwise unavailable to stand for election as a director at the 2003 Annual Meeting, the Committee intends to nominate a replacement nominee for election. Should one or more replacement nominees be required, the named proxies will exercise their discretionary authority to vote for any replacement nominee selected by the Committee. If any additional directorships are to be voted upon at the 2003 Annual Meeting, the Committee reserves the right to nominate additional persons to fill such positions. The Committee does not expect that the Nominees will be unable to stand for election but, in the event that any Nominee is unable to do so, Shares represented by WHITE proxy cards will be voted for the other Nominees and any replacement nominee. In addition, the Committee reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its by-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees.

      If the Nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the fiduciary obligations imposed on corporate directors under Delaware law.

      If all of the Nominees are elected to the Board of Directors, the Nominees, together with the minority directors, would constitute a majority of the thirteen members serving on the Board of Directors and, since the Company's by-laws provide that action by the Board of Directors requires a majority vote of the directors present at a meeting at which a quorum is present, the four Nominees, together with the minority directors, would be able to cause any action to be taken or not taken by the Board of Directors.

                                  THE NOMINEES

      Set forth below are the names of, and certain biographical information relating to, the Nominees. The information below concerning age, principal occupation and directorships has been furnished by each respective Nominee.

      HARRY FIELDS

      Mr. Fields, age 78, was an executive at International Flavors and Fragrances Inc. for more than forty years, where he served as President of the International Flavor Division and as a member of that company's Board of Directors. Since April 1990, he has been President of Fields Associates, Ltd., a company specializing in joint ventures between U.S. and foreign companies. Mr. Fields also served as a director of OPTA Food Ingredients, Inc from 1991 to 2002.

      ANTHONY T. KRONMAN

      Mr. Kronman, age 56, was appointed the Dean of Yale Law School in 1994. He became a permanent member of the Yale Law School faculty in 1979 and in 1985 was appointed Edward J. Phelps Professor of Law. He previously served on the law faculty of the University of Minnesota and the University of Chicago. Mr. Kronman became a director of Adelphia Communications Corporation after its filing of a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

      VINCENT TESE

      Mr. Tese, age 60, has been the Chairman of Wireless Cable International, Inc. since July 1995. Mr. Tese also serves on the Boards of Bear Stearns & Co., Inc., Cablevision, Inc., Custodial Trust Co., Bowne and Company, Inc., Lynch Interactive Corporation, Mack-Cali Realty Corp. and National Wireless Holdings, Inc. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987, and as Director of Economic Development for New York State from 1987 to December 1994.

      GERALD TSAI, JR.

      Mr. Tsai, age 74, is a private investor and currently a director of the Sequa Corporation, Triarc Companies Inc., Zenith National Insurance Corporation and United Rentals, Inc. From February 1993 to October 1997, he was Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance and annuity company. From 1988 to 1991, he was the Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (a diversified financial services company); from 1987 to 1988, he was Chairman and Chief Executive Officer of Primerica; and from 1982 to 1987, he held several other offices at Primerica.

      Mr. Tsai currently owns 10,000 Shares, while each of the other Nominees currently owns 1,000 Shares of the Company.

      Each Nominee, if elected, will be entitled to receive compensation customarily paid by Hercules to its independent directors, which is described in the Management Proxy Statement.

      The Committee reserves the right to nominate substitute persons as Nominees if Hercules makes or announces any changes to the by-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees. In addition, if Hercules causes any additional directorships to be voted upon at the 2003 Annual Meeting, the Committee reserves the right to nominate additional persons to fill the added positions. Shares represented by the Committee's WHITE proxy cards will be voted for any such substitute or additional nominees of the Committee.

                 THE COMMITTEE STRONGLY RECOMMENDS THAT YOU VOTE
                       "FOR" THE ELECTION OF THE NOMINEES

                     CERTAIN EFFECTS OF A CHANGE OF CONTROL

      If the Nominees are elected to the Board of Directors, a "Change of Control" (as such term is defined in the Indenture (the "Indenture") dated as of November 14, 2000 between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee, with respect to the Company's 11 1/8% Senior Notes due 2007 (the "Notes")) will occur. According to the Company's public filings, as of December 31, 2002, there was $400 million principal amount of the Notes outstanding. Pursuant to the terms of the Indenture, if a "Change of Control" occurs each noteholder shall have the right on the Change of Control Payment Date (as such term is defined in the Indenture which date shall be no earlier than 30 days and no later than 60 days after notice is mailed to the holders notifying them of a change of control) to require the Company to repurchase all or any part of that holder's Notes at a repurchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and liquidated damages. As of May 29, 2003, the last reported trading price of the Notes in the over-the-counter market was $113 per $100 principal amount of the Notes, a price in excess of the repurchase price. As a result, the Committee believes it is unlikely that noteholders will exercise this right.

      The Company has entered into employment agreements with several of its senior executives. Under these agreements, the election of the Nominees would constitute a "Change of Control" and therefore in the event that the executive's employment is terminated during the three-year period following a "Change in Control" either by the executive with Good Reason or by Hercules other than for Cause, death or disability (as each such term is defined in the agreements) and, in certain cases, if the executive terminates his employment with 180 days' notice for any reason after a "Change in Control", the executive would be entitled to cash severance equal to three times (two times, in some cases) the sum of his base salary and the higher of his target annual bonus or the actual bonus paid or payable in the most recently completed year. The executive would further be entitled to continued welfare and fringe benefits for three years (two years, in some cases) following termination of employment. Certain of these agreements also provide for a cash payment equal to the amount the executive would have received under Hercules' pension plans (including its supplemental pension plan) if Hercules had contributed to those plans for an additional three years. These executives would also be entitled to "gross-up" payments in the event that any payments or benefits they receive in connection with a change in control would be subject to "golden parachute" excise taxes imposed under section 4999 of the Internal Revenue Code of 1986, as amended.

      If the Nominees are elected, it would also constitute a "Change in Control" under the Company's Nonemployee Director Stock Accumulation Plan. Under such plan, in the event of a "Change in Control", all outstanding options immediately vest and become exercisable, unless otherwise directed by the Hercules Board prior to such "Change in Control". In addition, all exchanged shares and cash balances of all deferral accounts become immediately vested and payable.

      According to the Company's Long Term Incentive Plan ("LTIP") pursuant to which Company employees (including officers and directors who are employees) are eligible for incentive awards including, stock options and restricted stock, the Nominees election would constitute a "Change in Control" (as such term is defined in the LTIP). Until several years ago, the "Change in Control" definition did not include a change in the composition of the Board.(17) In April 2003, the minority directors were informed for the first time that the LTIP had been amended in August 2000 so that it would be triggered if the Nominees are elected, although the Company never disclosed this to shareholders in apparent violation of federal securities law.

      Upon learning of the August 2000 amendment, the minority directors notified the Company that it had failed to disclose the existence of the amendment to the "Change in Control" definition in the LTIP when it asked shareholders to approve an extension of the LTIP at last year's Annual Meeting. The minority directors believe that this failure to disclose the August 2000 amendment raises serious question as to the validity of both the extension of the LTIP past its original termination date of April 30, 2002 as well as any grants made after that date, including an April 2003 grant of 750,000 restricted shares of Hercules stock to 137 Company executives.

      In response to these questions raised by the minority directors, the Company's Chief Legal Officer contended, NOT UNTIL ALMOST THREE WEEKS LATER, that "it appears unclear from the record whether the Compensation Committee actually amended the Long-Term Incentive Compensation Plan at its August 23, 2000 meeting." At the same time, he informed the Board that "[i]n any event, ... management will recommend that the Compensation Committee clarify this matter by adopting a resolution rescinding any such amendment to the Long-Term Incentive Compensation Plan if and to the extent it may have been adopted in August 2000." The Committee continues to believe that the record is clear that the LTIP was in fact amended in August 2000 and that the Company's current position is part of a transparent attempt to preserve for Hercules senior executives the benefit of grants of restricted stock without having to resubmit the LTIP extension, after proper disclosure, to shareholders at the 2003 Annual Meeting.

      In the event the Nominees are elected at the 2003 Annual Meeting, the provisions of the amendment regarding a "Change in Control" would result in all validly issued outstanding stock options, SARs and PASOs becoming immediately exercisable for a period of 60 days and all other validly issued awards becoming fully payable within 30 days at the maximum level of performance. In the event that it is finally determined that the questionable grants discussed above were validly issued, such awards would also become fully vested upon a "Change in Control."

      If the Nominees are elected, it would also constitute a "Change in Control" (as such term is defined in the Company's Annual Management Incentive Compensation Plan (amended and restated February 21, 2003) (the "MICP")) under the MICP, pursuant to which employees of the Company (including officers and employee directors) are granted bonus awards, which over the last two years have totaled for the Company $9-10 million per annum. Upon a "Change in Control", participants in the MICP, within thirty (30) days after the effective date of such Change in Control, would receive payment in full of their Individual Target Award (as defined therein) for that Plan Year (as defined therein)

----------
      (17) Under the version of the LTIP filed with the SEC, a "Change in Control" would not occur upon election of the Nominees.

irrespective of when the "Change in Control" occurred during that year. In the case of a participant whose employment is terminated during the Plan Year but prior to such Change in Control, the payment would be pro-rated for the time actually worked. In the case of a participant who is a party to any individual agreement under which the participant is or may become entitled to payments with respect to the same Incentive Award as described above, the Company (or its successor) may make the right of such participant to receive the payment set forth above conditioned upon the execution by such participant of a waiver of the right to receive such payments under the individual agreement to the extent they would duplicate such payment.

                       CERTAIN INTERESTS IN THE PROPOSALS
                           AND SECURITIES OF HERCULES

      Other than certain compensation as disclosed in the Management Proxy Statement that is received by the minority directors for their service as directors of the Company, including certain equity awards, to the knowledge of the Committee, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among any member of the Committee or its associates with respect to any securities of Hercules. Reference is hereby made to such information which, to the extent it may be deemed required will be included in the Management Proxy Statement and will be referenced in supplemental material provided to Hercules' shareholders by the Committee.

      Each Nominee has entered into a letter agreement with ISP. Pursuant to the letter agreement, each Nominee will receive a fee of $35,000 from ISP for serving as a nominee, which amount is payable when the Committee files with the Securities and Exchange Commission its definitive proxy statement. This fee is not refundable, or contingent in any manner, on the outcome of the Committee's proxy solicitation or otherwise. The letter agreement provides that ISP will indemnify and hold harmless the Nominee from any and all liabilities, losses, claims, damages and out-of-pocket expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") based upon or arising out of the solicitation of proxies from Hercules' shareholders and the willingness of the Nominee to stand for election as a director of Hercules, except to the extent that any such Losses (i) may arise out of inaccurate written information supplied by the Nominee in connection with the solicitation of proxies or (ii) are found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith, willful misconduct or gross negligence on the part of the Nominee.

                        SOLICITATION OF PROXIES; EXPENSES

      The total cost of this proxy solicitation (including fees of attorneys, proxy solicitors and printing and mailing expenses) will be borne by ISP and is estimated to be approximately $2,000,000. Approximately $650,000 of such costs have been incurred to date. Neither ISP nor the Committee will seek reimbursement from Hercules for the costs of this proxy solicitation, including the fees being paid by ISP to the Nominees.

      Proxies may be solicited by mail, telephone, telefax, telegraph, Internet, e-mail, in person or by similar means. Officers and certain employees of ISP and its affiliates and the other participants listed on Annex A hereto, may assist in the solicitation of proxies without any additional remuneration. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. ISP has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. ISP will reimburse these record holders for their reasonable out-of-pocket expenses.

      ISP has retained Georgeson on behalf of the Committee for solicitation and advisory services in connection with the solicitation of proxies relating to the 2003 Annual Meeting, for which Georgeson will receive a fee of up to $325,000, plus reimbursement of its reasonable out-of-pocket expenses. Georgeson will utilize approximately 50 people to solicit proxies from Hercules' shareholders.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

      ISP, ISP Investco LLC, a Delaware limited liability company, International Specialty Holdings Inc., a Delaware corporation, the Nominees, the minority directors and certain other persons identified in Annex A may be deemed to be "participants" (collectively, the "Participants," and each, a "Participant") in the Committee's solicitation of proxies for the 2003 Annual Meeting within the meaning of the federal securities laws. Information in this proxy statement and in Annex A about each Participant was provided by such Participant.

      Information relating to the beneficial ownership of Common Stock of Hercules by the Participants in this solicitation and certain other information relating to the Participants is contained in Annex A to this proxy statement and is incorporated in this proxy statement by reference.

                      USE OF PREVIOUSLY PUBLISHED MATERIAL

      This proxy statement includes quotations from previously published material contained in periodicals, newspapers and analyst reports, the source of which has been cited when used. The Committee did not seek or obtain the consent of the author or publication to the use of any such material as proxy soliciting material. The Committee has not directly or indirectly paid or proposed to pay any consideration in connection with the publication or republication of such material.

                                OTHER INFORMATION

      Except for the election of directors to the Board of Directors and the ratification of the selection of PWC as the Company's independent public accountants for 2003, the Committee is not aware of any other matter to be presented for consideration at the 2003 Annual Meeting. However, if any other matter properly comes before the 2003 Annual Meeting, the persons named as proxies on the WHITE proxy card will exercise their discretionary authority to vote on such matters in accordance with their best judgment.

      The Management Proxy Statement is required to set forth information regarding, among other things, (a) the beneficial ownership of Shares by (i) any person known to Hercules to beneficially own more than 5% of any class of voting securities of Hercules, (ii) each director and nominee, and certain executive officers of Hercules, and (iii) all directors and executive officers of Hercules as a group, (b) information concerning Hercules' directors and management, including information relating to management compensation, and (c) information concerning the procedures for submitting shareholder proposals for consideration at Hercules' 2004 Annual Meeting of Shareholders. Reference is hereby made to such information which, to the extent it may be deemed required, will be provided supplementally to Hercules' shareholders by the Committee, will be included in the Management Proxy Statement and will be referenced in supplemental material provided to Hercules' shareholders by the Committee.

      WE URGE YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD VOTING "FOR" THE ELECTION OF THE NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

Dated: June 2, 2003

                         Sincerely,

                         The Hercules Shareholders' Committee for NEW Management

                      [This page intentionally left blank]

                                                                         ANNEX A

             INFORMATION CONCERNING PERSONS WHO MAY BE PARTICIPANTS
                   IN THE COMMITTEE'S SOLICITATION OF PROXIES

      The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of persons who may be deemed to be participants (collectively the "Participants") on behalf of the Committee in the solicitation of proxies from shareholders of Hercules Incorporated. Information is also given for each of the entities listed on Schedule A to this Annex A, each of which is an "associate", as defined under the proxy rules, of ISP.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF HERCULES

      The present principal occupation or employment of each of the Nominees listed below is set forth in the Proxy Statement under the heading "THE NOMINEES"

--------------------------------------------------------------------------------
NAME                                                 BUSINESS ADDRESS
--------------------------------------------------------------------------------
Harry Fields                                         Fields Associates Ltd.
                                                     28 Stonewall Lane
                                                     Mamaroneck, NY 10543
--------------------------------------------------------------------------------
Anthony Kronman                                      127 Wall Street
                                                     New Haven, CT 06511
--------------------------------------------------------------------------------
Vincent Tese                                         c/o Bear Stearns & Co. Inc.
                                                     383 Madison Avenue
                                                     6th Floor
                                                     New York, NY 10179
--------------------------------------------------------------------------------
Gerald Tsai, Jr.                                     Tsai Management, Inc.
                                                     200 Park Ave., Suite 4522
                                                     New York, NY 10166
--------------------------------------------------------------------------------

THE MINORITY DIRECTORS

----------------------------------------------------------------------------------------------------
NAME               PRINCIPAL OCCUPATION                              BUSINESS ADDRESS
----------------------------------------------------------------------------------------------------
Samuel J.          Chairman of ISP. Chief Executive                  c/o ISP Management Company,
Heyman             Officer, Manager and General Partner              Inc., 1361 Alps Road, Wayne,
                   of a number of closely held real estate           New Jersey 07470
                   development companies and partnerships
                   whose investments include commercial
                   real estate and a portfolio of publicly
                   traded and privately held securities
----------------------------------------------------------------------------------------------------
Sunil Kumar        President and CEO of ISP.                         c/o ISP Management Company,
                                                                     Inc., 1361 Alps Road, Wayne,
                                                                     New Jersey 07470
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Gloria Schaffer    Partner at C.A. White, Inc., a real estate        1211 Chapel Street, New Haven,
                   development firm                                  Connecticut 06511
----------------------------------------------------------------------------------------------------
Raymond            Financial Consultant                              10 Rockefeller Plaza, Suite 712
Troubh                                                               New York, New York 10020
----------------------------------------------------------------------------------------------------

ISP INVESTCO LLC

      ISP Investco LLC ("Investco") is a Delaware LLC and its principal place of business is at 300 Delaware Avenue, Wilmington, Delaware 19801. The business of Investco consists primarily of holding investments for International Specialty Holdings Inc. ("Holdings") and ISP, including the shares of the Company's Common Stock. Investco does not have executive officers and directors. All actions taken for and on behalf of Investco are done by its sole member, Holdings. The names and positions of the directors, officers and certain employees of Holdings who may assist in the solicitation of proxies without any additional remuneration are set forth below.

INTERNATIONAL SPECIALTY HOLDINGS INC.

      Holdings is a Delaware corporation and the sole member of Investco. Its business consists primarily of owning 100% of the outstanding capital stock of Investco and ISP Chemco Inc. and its principal place of business is at 300 Delaware Avenue, Wilmington, Delaware 19801.

      The name and position of the directors, officers and certain employees of Holdings who may assist in the solicitation of proxies without any additional remuneration are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

NAME                     POSITION

Samuel J. Heyman         Director and Chairman

Sunil Kumar              Director, President and Chief Executive Officer

Richard A. Weinberg      Director, Executive Vice President, General Counsel and
                         Secretary

Susan B. Yoss            Executive Vice President-Finance and Treasurer

Neal E. Murphy           Senior Vice President and Chief Financial Officer

INTERNATIONAL SPECIALTY PRODUCTS INC.

      ISP is a Delaware corporation and has ownership of all of the outstanding common stock of Holdings. Its principal place of business is at 300 Delaware Avenue, Wilmington, Delaware 19801. The business of ISP consists primarily of owning 100% of the outstanding shares of the capital stock of Holdings.

      The name and position of the directors, officers and certain employees of ISP and its affiliates who may assist in the solicitation of proxies without any additional remuneration are set forth below. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

NAME                     POSITION

Samuel J. Heyman         Director and Chairman

Sunil Kumar              Director, President and Chief Executive Officer

Richard A. Weinberg      Executive Vice President, General Counsel and Secretary

Susan B. Yoss            Executive Vice President - Finance and Treasurer

Neal E. Murphy           Senior Vice President and Chief Financial Officer

Stephen R. Olsen         Senior Vice President - Marketing and Corporate
                         Development

Jason Pollack            Associate General Counsel

Justin L. Topilow        Manager Investments & Financial Analysis

Maria Biggio             Senior Investment Analyst

                           SHARES HELD BY PARTICIPANTS

      As of the date hereof, the Participants and their associates may be deemed to have beneficial ownership of Shares as set forth immediately below. Except as set forth below, as of the date hereof no associates of any of the Participants owns any shares of Hercules common stock:

                                      NUMBER OF SHARES                  APPROXIMATE MARGIN
                                         OF HERCULES                 INDEBTEDNESS WITH RESPECT
NAME                                    COMMON STOCK                      TO COMMON STOCK
----                                    ------------                      ---------------

ISP Investco LLC                          9,893,700                             (2)
                                    (direct ownership)(1)

International Specialty                   9,893,700                             (2)
Holdings Inc.                      (indirect ownership)(1)

International Specialty                   9,893,700                             (2)
Products Inc.                      (indirect ownership)(1)

Samuel J. Heyman                          9,905,198                             (2)
                                (indirect ownership)(1)(3)(4)

Sunil Kumar                             25,987(3)(4)                            $0

Raymond S. Troubh                       19,948(3)(4)                            $0

Gloria Schaffer                          7,828(3)(4)                            $0

Harry Fields                                1,000                               $0

Anthony Kronman                             1,000                               $0

Vincent Tese                                1,000                               $0

Gerald Tsai, Jr.                           10,000                               $0

Richard A. Weinberg                           0                                 $0

Neal E. Murphy                                0                                 $0

Susan B. Yoss                                 0                                 $0

Stephen R. Olsen                              0                                 $0

Jason Pollack                                 0                                 $0

Justin L. Topilow                             0                                 $0

Maria Biggio                                  0                                 $0

----------
      (1) ISP Investco LLC ("Investco") has the sole power to vote, direct the voting of, dispose of and direct the disposition of the Hercules Common Stock. International Specialty Holdings Inc., by virtue of it being the sole member of Investco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by Investco. International Specialty Products Inc., by virtue of its ownership of all of the outstanding common stock of IS Holdings, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by Investco. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 100% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by Investco.

      (2) In the ordinary course of its business, Investco purchases securities for its investment portfolio with funds obtained from the working capital of Investco, loans from affiliates and borrowings pursuant to standard margin arrangements. Because the securities from multiple investments are pooled in one account, the amount of margin indebtedness incurred by ISP in connection with its purchases of Hercules Common Stock, which purchases were numerous and made over several months, is impossible to determine with any degree of certainty.

      (3) Includes with respect to Mr. Heyman 8,498, Mr. Kumar 22,987, Mr. Troubh 16,948 and Mrs. Schaffer 4,828 shares of the Company's common stock acquired and/or granted to each of them in connection with their service as members of the Board of Directors of the Company.

      (4) Includes 3,000 options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

           TRANSACTIONS IN HERCULES SECURITIES INVOLVING PARTICIPANTS

      Other than the transactions described below, no Participant has purchased or sold any securities of Hercules in the past two years.

A. ALL TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY INVESTCO

                                                           Number of Shares of
Date of Transaction          Nature of Transaction         Hercules Common Stock
--------------------------------------------------------------------------------
1/23/02                      Sell                           10,000(1)
2/12/02                      Sell                          532,000
2/13/02                      Sell                          115,500
2/14/02                      Sell                           42,000
2/15/02                      Sell                          126,000

----------
     (1) Private sale to Mr. Kumar.

B. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. HEYMAN

Date                       Nature                   Number of Shares of Hercules
of Transaction             of Transaction           Common Stock
--------------------------------------------------------------------------------
06/21/01                   Grant(1)                  1,100
11/05/01                   Grant(2)                  3,000
02/14/02                   Grant(3)                  2,250
11/05/02                   Grant(4)                  3,000
12/13/02                   Grant(5)                    978
02/18/03                   Purchase(6)               4,170

----------
      (1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

      (2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

      (3)   Acquired pursuant to the Non-employee Directors Stock Bonus Program.

      (4) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

      (5) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

      (6) Purchased pursuant to Non-employee Directors Stock Accumulation Plan at a price of 85% of fair market value.

C. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. KUMAR

Date of                  Nature                     Number of Shares of Hercules
Transaction              of Transaction             Common Stock
--------------------------------------------------------------------------------
06/21/01                 Grant(1)                    1,100
11/05/01                 Grant(2)                    3,000
01/23/02                 Purchase(3)                10,000
02/05/02                 Grant(4)                    4,858
02/14/02                 Grant(5)                    2,250
11/05/02                 Grant(6)                    3,000
12/13/02                 Grant(7)                      978
01/06/03                 Forfeited(8)                  657
02/18/03                 Purchase(9)                 4,458

----------
      (1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

      (2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

      (3)   Private purchase from ISP.

      (4)   Acquired pursuant to the Non-employee Directors Stock Accumulation
            Plan.

      (5)   Acquired pursuant to the Non-employee Directors Stock Bonus Program.

      (6) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

      (7) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

      (8) Forfeited shares granted pursuant to Non-employee Directors Stock Accumulation Plan.

      (9) Purchased pursuant to Non-employee Directors Stock Accumulation Plan at a price of 85% of fair market value.

D. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. TROUBH

Date of                  Nature                     Number of Shares of Hercules
Transaction              of Transaction             Common Stock
--------------------------------------------------------------------------------
05/09/01                 Purchase                    7,500
06/21/01                 Grant(1)                    1,100
11/05/01                 Grant(2)                    3,000
02/05/02                 Grant(3)                    5,120
02/14/02                 Grant(4)                    2,250
11/05/02                 Grant(5)                    3,000
12/13/02                 Grant(6)                      978

----------
      (1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

      (2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

      (3)   Acquired pursuant to the Non-employee Directors Stock Accumulation
            Plan.

      (4)   Acquired pursuant to the Non-employee Directors Stock Bonus Program.

      (5) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

      (6) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

E. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MS. SCHAFFER

Date of                  Nature                     Number of Shares of Hercules
Transaction              Of Transaction             Common Stock
--------------------------------------------------------------------------------
5/01                     Purchase                      500
6/21/01                  Grant(1)                    1,100
11/05/01                 Grant(2)                    3,000
2/14/02                  Grant(3)                    2,250
7/15/02                  Sell                          500
7/22/02                  Purchase                      500(4)
11/5/02                  Grant(5)                    3,000
12/13/02                 Grant(6)                      978

----------
      (1) Acquisition of restricted stock units pursuant to the Non-employee Director Retirement Plan.

      (2) Options granted pursuant to the Non-employee Directors Stock Accumulation Plan which are exercisable between 11/5/02 and 11/5/11 at an exercise price of $8.52.

      (3)   Acquired pursuant to the Non-employee Directors Stock Bonus Program.

      (4) Ms. Schaffer repaid Hercules profits realized from the sale and purchase that occurred within a period of less than six months.

      (5) Options granted which are exercisable between 11/5/03 and 11/5/12 at an exercise price of $9.49.

      (6) Acquisition of restricted stock units pursuant to Board Resolutions on December 12, 2002.

F. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. MURPHY

Date of                  Nature                     Number of Shares of Hercules
Transaction              Of Transaction             Common Stock
--------------------------------------------------------------------------------
11/19/01                 Purchase                      300(1)
03/18/02                 Sell                          300
09/20/02                 Purchase                      200
10/17/02                 Sell                          200
12/23/02                 Purchase                      500
01/14/03                 Sell                          500
01/27/03                 Purchase                      500
01/28/03                 Sell                          500
01/28/03                 Purchase                      500
01/28/03                 Sell                          500

----------
      (1)   Mr. Murphy's employment with ISP began on February 16, 2002.

G. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. FIELDS

Date of                  Nature                     Number of Shares of Hercules
Transaction              Of Transaction             Common Stock
--------------------------------------------------------------------------------
04/02/03                 Purchase                    1,000

H. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. KRONMAN

Date of                  Nature                     Number of Shares of Hercules
Transaction              Of Transaction             Common Stock
--------------------------------------------------------------------------------
04/09/03                 Purchase                    1,000

I. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. TESE

Date of                  Nature                     Number of Shares of Hercules
Transaction              Of Transaction             Common Stock
--------------------------------------------------------------------------------
04/03/03                 Purchase                    1,000

J. TRANSACTIONS IN SHARES OF HERCULES COMMON STOCK BY MR. TSAI

Date of                  Nature                     Number of Shares of Hercules
Transaction              Of Transaction             Common Stock
--------------------------------------------------------------------------------
04/07/03                 Purchase                    5,000
04/09/03                 Purchase                    5,000

              MISCELLANEOUS INFORMATION CONCERNING THE PARTICIPANTS

      Except as described in this Annex A or in the proxy statement, no Participant nor any of their respective associates or affiliates including the associates set forth in Schedule A (together, the "Participant Affiliates"), is either a party to any transaction or series of transactions since January 1, 2002 or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which Hercules or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in the proxy statement, no Participant or Participant Affiliate (i) directly or indirectly beneficially owns any securities of Hercules or any securities of any subsidiary of Hercules, or (ii) has had any relationship with Hercules in any capacity other than as a shareholder or in the case of the minority directors, as a director.

      To the best of the knowledge of the Participants and the Participant Affiliates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Hercules, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

      No Participant or Participant Affiliate owns any securities of the Company of record but not beneficially.

      Except as described in this Annex A or in the proxy statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Hercules or any of its affiliates or any future transactions to which Hercules or any of its affiliates will or may be a party. Except as described in this Annex A or in the proxy statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to any securities of Hercules.

      ISP and certain of its subsidiaries purchase and sell certain chemical products to Hercules and/or certain subsidiaries or affiliates of Hercules in the ordinary course of business in an aggregate amount per year that does not exceed $750,000. Mr. Kronman's wife, Nancy Greenberg, has been a consultant/employee of Heyman Properties, an affiliate of Mr. Heyman.

                                                                      SCHEDULE A

               ASSOCIATES OF INTERNATIONAL SPECIALTY PRODUCTS INC.

Belleville Realty Corp.
International Specialty Holdings Inc.
ISP Investco LLC
International Specialty Products ISP (France) S.A.
ISP (Italia) S.r.l.
ISP Ireland
ISP Chemco Inc.
Bluehall Incorporated
Verona Inc.
ISP Alginates Inc.
ISP Environmental Services Inc.
ISP Management Company, Inc.
ISP Management LLC
ISP Administration Inc.
ISP Realty Corporation
ISP Minerals Inc.
ISP Granule Products Inc.
ISP Minerals LLC
ISP Granules Inc.
ISP Mineral Products Inc.
ISP Real Estate Company, Inc.
ISP Technologies Inc.
International Specialty Products Funding Corporation
ISP Funding Corp. II
ISP Technologies LLC
ISP Tech (Texas) Inc.
ISP Chemicals Inc.
ISP Chemicals LLC
ISP Chemical Products Inc.
ISP Freetown Fine Chemicals Inc.
ISP Investments Inc.
ISP Investments LLC
ISP Capital Inc.
ISP Global Technologies Inc.
ISP Global Technologies LLC
ISP GT Inc.
ISP International Corp.
ISP (Puerto Rico) Inc.
ISP Andina, C.A.
ISP Argentina S.A.
ISP Asia Pacific Pte Ltd.

ISP (Australasia) Pte Ltd.
ISP (Belgium) N.V.
ISP (Belgium) International N.V.
ISP do Brasil Ltda.
ISP (Canada) Inc.
ISP Global Operations (Barbados) Inc.
ISP Ceska Republika Spol, S.R.O.
ISP (China) Limited
ISP Colombia Ltda.
ISP Freight Service N.V.
ISP HC Limited
ISP Hungary Holdings Limited
ISP Global Technologies (Germany) Holding GmbH
ISP Customer Service GmbH
ISP Global Technologies Deutschland GmbH
ISP Holdings (U.K.) Ltd.
ISP Alginates (U.K.) Ltd.
ISP (Great Britain) Co. Ltd.
ISP (Hong Kong) Limited
ISP (Japan) Ltd.
ISP (Korea) Limited
ISP Marl Holdings GmbH
ISP Acetylene GmbH
ISP Marl GmbH
ISP Mexico, S.A. de C.V.
ISP (Norden) A.B.
ISP (Osterreich) Ges.m.b.h.
ISP (Polska) Sp.z. o.p.
ISP Sales (Barbados) Inc.
ISP Sales (U.K.) Limited
ISP (Singapore) Pte Ltd.
ISP (Switzerland) A.G.
ISP (Thailand) Co., Ltd.
Arramara Teoranta
Chemfields Pharmaceuticals Private Limited
Kelp Industries Pty. Ltd
Thorverk Hf

================================================================================

  If you have questions or need assistance in voting your shares, please call:

                      Georgeson [LOGO OMITTED] Shareholder

                          17 State Street, 10th Floor
                               New York, NY 10004
                           (866) 288-2190 (TOLL FREE)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

================================================================================

WHITE PROXY CARD


                              HERCULES INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT (THE "COMMITTEE") FOR THE HERCULES INCORPORATED 2003 ANNUAL MEETING OF SHAREHOLDERS.

              The undersigned shareholder of Hercules Incorporated ("Hercules") hereby appoints Samuel J. Heyman and Sunil Kumar and each of them, as attorneys and proxies, each with power of substitution, to represent the undersigned at the 2003 Annual Meeting of Shareholders of Hercules Incorporated and at any adjournments, postponements, continuations or reschedulings thereof, with authority to vote all Shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the Proxy Statement furnished by the Committee is hereby acknowledged.

              THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES LISTED IN ITEM 1 AND WILL ABSTAIN ON ITEM 2. IF ANY OTHER MATTER PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF, THE NAMED PROXY HOLDERS WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.




                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                     ITEM 1

                         THE COMMITTEE RECOMMENDS A VOTE

                        "FOR" THE NOMINEES LISTED BELOW.

ELECTION OF DIRECTORS

---------------------------------------- ---------------------------------------
[_]  FOR all nominees listed below:      [_]  WITHHOLD AUTHORITY to vote for all
                                              nominees:

---------------------------------------- ---------------------------------------
Harry Fields, Anthony Kronman,
Vincent Tese and Gerald Tsai, Jr.
---------------------------------------- ---------------------------------------


              To withhold authority to vote for any individual nominee identified above, check the "FOR" box and write that nominee's name on the line provided below:


-------------------------------

                                     ITEM 2

                    THE COMMITTEE MAKES NO RECOMMENDATION ON
                       THE FOLLOWING MATTER TO BE VOTED ON
                           AT THE 2003 ANNUAL MEETING



RATIFICATION OF                           FOR           AGAINST         ABSTAIN
INDEPENDENT                               [_]             [_]             [_]
PUBLIC ACCOUNTANTS

              IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF.


P        Dated: _____________, 2003


R        -------------------------------------------
         Signature (Please sign exactly as your name appears to the left)

O
         -------------------------------------------
         Additional Signature (if held jointly)
X
         -------------------------------------------
         Title:
Y

         Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2003 Annual Meeting of Hercules Incorporated and any adjournments postponements, continuations or reschedulings thereof.


         PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.